Exhibit 99.3

Sierra Monolithics, Inc.

Condensed Financial Statements (Unaudited) as of September 30, 2009 and December 31, 2008 and for the Nine Months ended September 30, 2009 and 2008

SIERRA MONOLITHICS, INC.

TABLE OF CONTENTS

CONDENSED FINANCIAL STATEMENTS (UNAUDITED) AS OF SEPTEMBER 30, 2009 AND DECEMBER 31, 2008 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008:

Balance Sheets	3–4

Statements of Operations	5

Statements of Cash Flows	6

Notes to Condensed Financial Statements	7–22

SIERRA MONOLITHICS, INC.

CONDENSED BALANCE SHEETS (UNAUDITED)

AS OF SEPTEMBER 30, 2009 AND DECEMBER 31, 2008

	September 30, 2009	December 31, 2008
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,325,476	$3,941,243
Accounts receivable — net of allowance for doubtful accounts and sales return reserves of $477,815 as of September 30, 2009, and $565,377 as of December 31, 2008	7,426,599	4,057,842
Contract receivables	409,332	1,346,046
Inventory	4,589,046	6,910,819
Deferred income tax assets	2,852,551	6,079,217
Other current assets	595,388	369,037

Total current assets	21,198,392	22,704,204

PROPERTY AND EQUIPMENT — Net	3,981,914	3,329,852

DEFERRED INCOME TAX ASSETS	4,996,474	3,499,858

OTHER ASSETS	50,022	50,023

TOTAL	$30,226,802	$29,583,937

(Continued)

SIERRA MONOLITHICS, INC.

CONDENSED BALANCE SHEETS (UNAUDITED)

AS OF SEPTEMBER 30, 2009 AND DECEMBER 31, 2008

	September 30, 2009	December 31, 2008
LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$2,314,361	$2,095,756
Accrued expenses	3,317,475	3,995,703
Warranty obligation	2,790,609	5,064,660
Deferred revenue	27,872	16,380
Deferred rent	66,157	—
Advanced payments and billings in excess of costs incurred	690,000	83,000
Current portion of credit facility	1,166,666	1,666,666
Current portion of obligations under capital leases	15,773	106,477
Customer advances	136,182	144,185
Income tax payable	—	71,336

Total current liabilities	10,525,095	13,244,163

LONG-TERM LIABILITIES:
Long-term portion of credit facility	1,572,579	1,333,334

Total liabilities	12,097,674	14,577,497

COMMITMENTS AND CONTINGENCIES (Note 11)

CONVERTIBLE SERIES A PREFERRED STOCK, $0.0001 PAR VALUE — Authorized, 10,039,783 shares; issued and outstanding, 9,838,290 and 9,838,290 shares on September 30, 2009 and December 31, 2008, respectively	22,948,579	22,948,579

CONVERTIBLE SERIES B PREFERRED STOCK, $0.0001 PAR VALUE PER SHARE — Authorized, issued, and outstanding, 21,138,211 shares	17,733,104	17,733,104

STOCKHOLDERS’ DEFICIT:
Common stock and additional paid-in capital, $0.0001 par value per share — authorized, 100,000,000 shares; issued and outstanding, 13,665,879 and 13,633,251 shares on September 30, 2009 and December 31, 2008, respectively	1,349,595	761,390
Accumulated deficit	(23,902,150)	(26,436,633)

Total stockholders’ deficit	(22,552,555)	(25,675,243)

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$30,226,802	$29,583,937

See notes to unaudited condensed financial statements	(Concluded)

SIERRA MONOLITHICS, INC.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

	Nine months ended
	September 30, 2009	September 30, 2008
REVENUES	$37,086,532	$35,312,345
COSTS OF REVENUES	16,123,809	15,603,900

GROSS PROFIT	20,962,723	19,708,445
RESEARCH AND DEVELOPMENT COSTS	10,334,111	8,008,345
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	6,033,132	5,739,562

OPERATING INCOME	4,595,480	5,960,538
INTEREST INCOME	7,987	67,794
INTEREST EXPENSE	(130,784)	(66,781)

INCOME BEFORE INCOME TAXES	4,472,683	5,961,551
INCOME TAX (EXPENSE) BENEFIT	(1,938,205)	9,620,741

NET INCOME	$2,534,478	$15,582,292

See notes to unaudited condensed financial statements

SIERRA MONOLITHICS, INC.

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

	Nine months ended
	September 30, 2009	September 30, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$2,534,478	$15,582,292
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,295,292	794,464
Stock-based compensation	581,730	326,717
Provision for (recoveries of) uncollectible accounts receivable and net sales returns	(87,561)	(377,510)
Deferred income taxes	1,730,050	(9,889,346)
Changes in operating assets and liabilities:
Accounts receivable	(3,281,196)	277,358
Contract receivables	936,714	(150,976)
Inventory	2,321,773	(4,999,243)
Other current assets	(240,916)	285,139
Other assets	—	81,000
Accounts payable	218,605	92,385
Accrued expense and deferred rent	(612,067)	431,042
Warranty obligation	(2,274,051)	(2,293,051)
Deferred revenue	11,492	(466,660)
Advanced payments and billings in excess of costs incurred	607,000	55,541
Income tax payable	(71,336)	(43,693)
Customer advances	(8,003)	(50,816)

Net cash provided by (used in) operating activities	3,662,004	(345,357)

CASH FLOWS USED IN INVESTING ACTIVITIES - Purchase of property and equipment	(1,932,786)	(2,696,348)

CASH FLOW FROM FINANCING ACTIVITIES:
Borrowings under credit facility	—	—
Repayments under credit facility	(1,000,000)	—
Borrowing under equipment facility	1,500,000	2,000,000
Repayments under equipment facility	(760,756)	—
Repayments on obligations under capital lease	(90,704)	(75,818)
Proceeds from exercise of options	6,475	42,115

Net cash (used in) provided by financing activities	(344,985)	1,966,297

NET INCREASE (DECREASE) IN CASH	1,384,233	(1,075,408)
CASH - Beginning of period	3,941,243	2,940,219

CASH - End of period	$5,325,476	$1,864,811

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION — Cash paid during the year for:
Interest	$116,217	$63,481

Income taxes	$166,500	$128,000

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Property and equipment purchases in accounts payable	$0	$152,893

See notes to unaudited condensed financial statements

SIERRA MONOLITHICS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

AS OF SEPTEMBER 30, 2009 AND DECEMBER 31, 2008 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

1.	ORGANIZATION AND BASIS OF PRESENTATION

Nature of Business — Sierra Monolithics, Inc. (the “Company”) designs and manufactures wireless chipsets and high-speed integrated circuits for optical networking applications, including 10, 40, and 100 gigabit per second systems, focusing on physical layer and physical-media dependent chipsets. The Company also provides high-performance microwave modules for wireless communication systems. The Company is headquartered in Irvine, California.

Basis of Presentation — These statements should be read in conjunction with our audited financial statements and notes thereto for the year ended December 31, 2008. The Company has evaluated subsequent events through February 21, 2010, the date these unaudited condensed financial statements were issued.

The accompanying consolidated condensed financial statements have been prepared without audit and reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of financial position and the results of operations for the interim periods. The balance sheet at December 31, 2008 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.

Liquidity — The Company may encounter certain risks such as the possible inability to respond to changes in a rapidly evolving, unpredictable business environment and the inability to manage growth effectively. The Company must, among other things, develop its products to meet customer needs, successfully implement its business and marketing strategies, and provide superior customer service. If the Company is not successful in addressing such risks, it will be adversely affected.

A significant amount of the Company’s cash is generated by sales of its products to a few customers. The Company is also developing products for emerging markets. If any of the customers significantly reduce their orders, or should these emerging markets not grow as anticipated, this could severely impact the Company’s cash flows.

The Company’s internal research and development activities to date, have been funded by sales of its preferred and common stock, product sales, and development contracts. As of September 30, 2009, the Company had cash and cash equivalents of $5,325,476. Based on the Company’s projected operating cash flows for 2009 and 2010, management believes that it has sufficient cash resources to fund operations and meet its obligations as they become due for the next 12 months. There can be no assurance that the Company will be able to raise additional capital, as needed, which could have a material adverse affect on the Company’s business, financial condition, or results of operations. The Company’s prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition for Product Sales — The Company recognizes revenue on products when persuasive evidence of an arrangement exists, title transfer has occurred, the price is fixed or readily determinable, and collectability is reasonably assured. Sales are recorded net of sales returns and discounts, which are estimated at the time of shipment based upon historical data.

Revenues from distributors are recognized when products are sold to third-party customers as distributors have the right of return. Until products are sold to the ultimate customer, certain amounts are included within accounts receivable and deferred revenue.

Revenue Recognition for Product Design Contracts — The Company enters into arrangements for the design of complex integrated circuits with contractors providing products primarily to the U.S. government. The Company accounts for its contracts in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 605-35, “Revenue Recognition – Construction-Type and Certain Production-Type Contracts”. The Company recognizes revenue when it has persuasive evidence of an arrangement with a customer, which is upon entry by the Company and the customer into a legally enforceable agreement. In accounting for the contracts, the Company utilizes the cost-to-cost method of percentage-of-completion accounting in accordance with ASC 605-35. Revenues include amounts that can be reasonably assured and reasonably estimated. Amounts that cannot be reasonably assured and reasonably estimated are excluded from revenue until such time that a reasonable estimate can be made and the receipt of such amounts is reasonably assured. Under this method, revenues, including estimated earned fees or profits, are recorded as costs are incurred. Revenues are calculated based on the percentage of total costs incurred compared to total estimated costs at completion. Contract costs include direct materials, direct labor costs, and other direct costs related to contract performance. These costs are included in costs of revenues.

Revenue under development agreements is recognized when applicable contractual milestones have been met, including deliverables, and in any case, does not exceed the amount that would be recognized using the percentage-of-completion method in accordance with ASC 605-35. The costs associated with development agreements are included in cost of revenue.

Product design contracts are performed to the customers’ specifications. The contracts contain objective specifications that relate to the technical requirements for the product design to be delivered to the Company’s customers. The contracts contain production schedules setting forth a timeline for production and a final delivery date for the completed product design and related prototypes.

Billing practices for percentage-of-completion contracts are governed by the contract terms, based upon costs incurred, achievement of milestones, or agreed-upon schedules. Billings do not necessarily correlate with revenue recognized under the percentage-of-completion method of accounting. Advanced payments and billings in excess of costs and estimated earnings are recorded as a liability in the accompanying condensed balance sheets. When billings are less than recognized revenue, the difference is recorded as unbilled receivables. Total unbilled receivables as of September 30, 2009 and December 31, 2008, are $83,000 and $638,000, respectively.

The Company performs a review of uncompleted contracts. Amounts representing contract change orders or claims are included in revenues only when they meet the criteria set forth in ASC 605-35. Revenues include amounts that can be reasonably assured and reasonably estimated. Amounts that cannot be reasonably assured and reasonably estimated are excluded from revenue until such time that a reasonable estimate can be made and the receipt of such amounts is reasonably assured. In the period in which it is determined that a loss will result from the performance of a contract, the entire amount of the estimated ultimate loss is charged against income. Changes in estimates of contract revenue, costs, and profits are recognized in the current period based on the cumulative effect of the changes on current and prior periods. Hence, the effect of the changes on future periods of contract performance is recognized as if the revised estimates had been the original estimates. A significant change in one or more projects could have a material adverse affect on the Company’s condensed financial position or results of operations.

Rebates for Product Sales — The Company has two customers where product is shipped and sold directly to the customer’s contract manufacturer. The two customers are then paid a rebate based on the volume sold to their contract manufacturer. In addition, the Company has three customers where product is shipped and sold directly to the customer. The three customers are then paid a rebate based on sales volume. Revenue is recorded net of such rebates.

Cash and Cash equivalents — The Company considers short-term investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Accounts Receivable — Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses related to the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience. Past due balances over 60 days and over a specified amount are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventory — Inventory is stated at the lower of cost or market using the first-in, first-out method.

Property and Equipment — Property and equipment are stated at cost. Equipment under capital leases is stated initially at the lower of the present value of minimum lease payments at the lease inception or fair value. Depreciation of property and equipment is calculated on the straight-line method over the estimated useful lives of the assets, generally ranging from three to seven years. Leasehold improvements are amortized over the shorter of the useful life of the related asset or the lease term. Total depreciation and amortization expense for the nine months ended September 30, 2009 and 2008, was $1,280,725 and $791,163, respectively.

Software Cost — The Company has capitalized certain costs for the development of internal use software under the guidelines of ASC 350-40, “Intangibles – Goodwill and other Internal-Use Software.” The net carrying value of software capitalized for internal use as of September 30, 2009 and December 31, 2008, was $442,649 and $574,018, respectively. Amortization of capitalized software is calculated on the straight-line method over the estimated useful life, which has been determined to be three years.

Impairment of Long-Lived Assets — In accordance with ASC 360 – “Property, Plant, and Equipment”, long-lived assets, such as property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. No impairment charges were recorded for long-lived assets during the nine months ended September 30, 2009 and 2008.

Research and Development Costs — Research and development costs related to the internal design, development, and testing of new systems, applications, and technologies are charged to expense as incurred. Total research and development costs for the nine months ended September 30, 2009 and 2008, were $10,334,111 and $8,008,345, respectively.

Advertising Costs — Advertising costs are expensed when incurred and are included in selling, general, and administrative expenses. Total advertising costs for the nine months ended September 30, 2009 and 2008, were $77,281 and $65,506, respectively.

Stock Option Plan — The Company has an employee stock option plan, which is described more fully in Note 8. The Company accounts for stock-based awards in accordance with ASC 718 “Compensation – Stock Compensation”.

Financial Instruments and Concentration of Credit and Business Risk — Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable. The Company maintains cash balances with a financial institution located in California. At times, the cash balances exceed amounts insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk in this area.

The Company had two vendors, which represented approximately 24.8% and 14.3% of inventory purchases during the nine months ended September 30, 2009. The Company had two vendors, which represented approximately 30.6% and 26.8% of inventory purchases during the nine months ended September 30, 2008.

The Company had sales to three customers, which represented approximately 20.3%, 17.4%, and 12.9% of revenues, respectively, during the nine months ended September 30, 2009, and approximately 21.0%, 16.9%, and 12.8% of revenues, respectively, during the nine months ended September 30, 2008. Additionally, the Company had sales to three customers, which represented approximately 28.1%, 15.6%, and 10% of accounts receivable, respectively, as of September 30, 2009, and approximately 22.6%, 15.2%, and 8.1% of accounts receivable, respectively, as of December 31, 2008.

Use of Estimates — The preparation of the condensed financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the bad debt allowance, inventory obsolescence, stock-based compensation, and deferred income tax assets, as well as estimates of revenue and expenses under long-term contracts and potential warranty claims. Actual results could differ from those estimates.

Provision for Warranties — The Company offers its customers warranties on most products sold to them. These warranties typically provide for repairs or replacement for a specified time period. Concurrent with the sale of products, a provision for estimated warranty expense is recorded with a corresponding increase in costs of revenues. This provision is adjusted periodically based on historical and anticipated experience. Actual costs of repairs under warranty, including parts and labor, are charged to this provision when incurred. The Company had an accrued warranty obligation related to a specific warranty issue of $2,625,000 and $4,964,284 as of September 30, 2009 and December 31, 2008, respectively. The specific warranty issue relates to a potential reliability issue with a particular product when used over an extended period of time.

Warranty activity for the nine months ended September 30, 2009 and 2008, is as follows

Balance — January 1, 2008	$7,987,434

Additions	32,660
Reductions for warranty costs	(2,325,841)

Balance — September 30, 2008	$5,694,253

Balance — January 1, 2009	5,064,660

Additions	88,345
Reductions for warranty costs	(2,362,396)

Balance — September 30, 2009	$2,790,609

Customer Advances — In 2007, a customer paid $192,600 to the Company for the development of a specific product. The customer advance has been recognized as a $2.00 per unit credit as parts are shipped to the customer. The balance with the customer as of September 30, 2009 and December 31, 2008 was $122,700 and $137,000, respectively. Certain other customers paid in advance for certain products during 2009 and 2008 and represent balances of $13,482 and $7,185 as of September 30, 2009 and December 31, 2008, respectively.

Income Taxes — The Company accounts for income taxes in accordance with ASC 740, “Income Taxes”. Under ASC 740, deferred tax assets or liabilities are computed based upon the differences between the financial statement and income tax bases of assets and liabilities using the enacted tax rate. Deferred income tax expense or benefit is based upon the changes in the assets or liability from period to period. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.

Recent Accounting Pronouncements — In June 2006, the FASB issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109”. FIN No. 48 clarifies the accounting for uncertainty in income taxes by prescribing the “more-likely-than-not” recognition threshold that a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, financial statement classification, and disclosures. FIN No. 48 was effective for fiscal years beginning after December 15, 2006. On December 30, 2008, the FASB issued FASB Staff Position (FSP) FIN No. 48-3, “Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises”, which defers the effective date of FIN No. 48 for certain nonpublic enterprises to annual periods beginning after December 15, 2008. The Company has adopted FIN No. 48 based upon the provisions of FSP FIN No. 48-3, with no material impact on the Company’s condensed financial position and results of operations.

3.	CONTRACT RECEIVABLES

Contract receivables as of September 30, 2009 and December 31, 2008, consists of the following:

	2009	2008
Contract receivables:
Billed contract receivables	$326,332	$708,046
Unbilled receivables	83,000	638,000

	$409,332	$1,346,046

Billed contracts in process do not have retentions arising from contractual provisions. In addition, no claims are present in amounts billed as of September 30, 2009 and December 31, 2008. The Company expects its billed contract receivables balance to be collected within the next 12 months.

4.	INVENTORY

Inventory as of September 30, 2009 and December 31, 2008, consists of the following:

	2009	2008
Raw materials	$2,141,270	$2,797,757
Work in progress	1,245,852	2,345,806
Finished goods	1,201,924	1,767,256

	$4,589,046	$6,910,819

5.	PROPERTY AND EQUIPMENT

Property and equipment as of September 30, 2009 and December 31, 2008, is summarized as follows:

	2009	2008
Office equipment	$450,669	$289,674
Engineering equipment	4,843,581	3,785,097
Computer equipment	2,177,008	1,751,841
Leasehold improvements	397,322	139,701
Leased engineering test equipment	331,046	331,046

	8,199,626	6,297,359
Less accumulated depreciation and amortization	(4,217,712)	(2,967,507)

	$3,981,914	$3,329,852

An analysis of the leased property under capital leases by major classes as of September 30, 2009 and December 31, 2008, is as follows:

	2009	2008
Engineering test equipment	$331,046	$331,046
Less accumulated depreciation	(331,046)	(248,284)

	$—	$82,762

6.	CREDIT FACILITY

In August 2005, the Company entered into a credit agreement with a lender that allowed the Company to borrow up to 80% of eligible accounts receivables, as defined in the agreement. Under the credit facility the aggregate face amount of the financed receivables outstanding at any time could not exceed $6,250,000, and the bank had no obligation to make total advances in excess of $5,000,000. Advances due under the credit facility as of December 31, 2008 were $1,000,000. On February 4, 2009, the Company amended the terms of this credit agreement with the lender. The aggregate face amount of the financed receivables was reduced from $6,250,000 to $5,312,500, and the maximum advances were reduced from $5,000,000 to $4,250,000. The line of credit was extended to July 24, 2010. Available borrowings under the credit facility as of September 30, 2009 were $4,250,000.

In July 2008, the Company also entered into a $2,000,000 equipment facility with the same lender secured by capital equipment purchased using the proceeds from the facility. The interest rate is prime, plus 0.5%. Repayment is based on 36 consecutive equal monthly installments beginning in January 2009 and continuing until December 2011. The Company had drawn down $2,000,000 under the equipment facility as of September 30, 2009, and December, 31 2008.

On February 4, 2009, the Company entered into an additional, $1,500,000 equipment facility with the same lender. The interest rate is prime, plus 2%. Repayment is based on 36 consecutive equal monthly installments commencing with the first day of the month following the advance. As of September 30, 2009, the Company had borrowed $1,500,000 against this facility.

7.	INCOME TAXES

The provision for income tax for the nine months ended September 30, 2009, and 2008, consisted of the following:

	2009	2008
Current:
Federal	$64,296	$75,498
State	143,860	193,107

	208,156	268,605

Deferred:
Federal	1,215,603	1,531,033
State	237,605	(477,624)

	1,453,208	1,053,409

Valuation allowance	276,841	(10,942,755)

Total income tax (benefit) provision	$1,938,205	$(9,620,741)

Income tax expense for the nine months ended September 30, 2009 and 2008 differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following:

	2009	2008
Computed “expected” tax expense	$1,520,713	$2,026,927
Increase (decrease) in income taxes resulting from change in the valuation allowance for deferred tax assets	276,841	(10,942,755)
State income tax benefit — net of federal income taxes	251,767	(187,781)
Research and development credits	(618,708)	(742,410)
Other	507,592	225,278

	$1,938,205	$(9,620,741)

The tax effects of temporary difference that give rise to significant portions of deferred tax assets as of September 30, 2009 and December 31, 2008, are as follows:

	2009	2008
Deferred tax assets:
Net operating loss carryforwards	$3,512,326	$5,532,363
Accrued expenses	446,452	208,928
Allowance and reserves	2,103,117	2,587,031
Tax credits carryforwards	2,662,800	1,847,461
State taxes	48,913	69,739
Other	733,972	379,429

	9,507,580	10,624,951

Deferred tax liabilities:
Deferred revenue		(46,487)
State Taxes	(728,830)	(809,616)
Other	(652,884)	(189,773)

	(1,381,714)	(1,045,876)
Less valuation allowance	(276,841)

Net deferred taxes	$7,849,025	$9,579,075

ASC 740, requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. As of September 30, 2009, the Company evaluated the positive and negative evidence regarding the future realization of the deferred tax assets. Pursuant to this evaluation, the Company concluded that a valuation allowance against its federal and state capital loss carryforwards should be recorded. The Company believes it is more likely than not that its other deferred tax assets will be realized in future years.

As of September 30, 2009, the Company has net operating loss carryforwards for federal and state income tax purposes of $9,117,198 and $9,059,693 which are available to offset future taxable income, if any, through 2028 and 2016, respectively. The Company experienced a change in ownership in fiscal year 2002, accordingly, in accordance with Internal Revenue Code Section 382, the annual utilization of net operating loss carryforwards existing prior to a change in control of the Company are limited. The federal net operating loss carryforwards includes $4,425,143 which is subject to certain annual limitations of $1,353,633 under the Internal Revenue Code Section 382. As of September 30, 2009, the Company had research and development tax credits for federal and state income tax purposes of $2,322,558 and $1,773,552.

Effective January 1, 2009, the Company adopted authoritative guidance issued by the FASB on accounting for uncertainty in income taxes. This guidance prescribes the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. The Company did not recognize any material net adjustment in its liability for unrecognized income tax benefits upon adoption of this guidance, including any amounts for interest and penalties.

The Company had cumulative unrecognized tax benefits of $1.0 million as of January 1, 2009. As a result of the Company’s historical net operating losses from inception through the date of adoption, the unrecognized tax benefits do not result in any cumulative effect to retained earnings, and if recognized, would affect deferred income taxes.

A reconciliation of the beginning and ending amount of unrecognized tax benefit related to deferred tax assets are as follows:

Balance as of January 1, 2009	$1,028,690
Increases in unrecognized tax positions	1,015,618

Balance as of September 30, 2009	$2,044,308

The balance of unrecognized tax benefits at September 30, 2009, if recognized, would affect the effective tax rate. The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits in income tax expense. The Company files federal and state tax returns in multiple jurisdictions. As of September 30, 2009 the Company is subject to examination by federal taxing authorities for the 2007 and 2008 tax years. The Company does not believe that it is reasonably possible that a decrease in unrecognized tax benefits related to temporary federal and state tax positions may occur within the next 12 months.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. As of September 30, 2009, no material interest or penalties were accrued due to significant net operating loss carryforwards.

Additionally, as a result of the adoption of FASB Statement No. 123(R), the Company recognizes tax benefits associated with the exercise of stock options directly to stockholders’ equity only when realized. Accordingly, deferred tax assets are not recognized for net operating loss carryforwards relating to stock option deductions occurring from January 1, 2006, onward. A tax benefit occurs when the actual tax benefit realized upon an employee’s disposition of a share-based award exceeds the deferred tax asset, if any, associated with the award.

8.	STOCK-BASED COMPENSATION

During 2000, the Company’s board of directors approved the 2000 Stock Incentive Plan (the “2000 Plan”), which provides for grants of incentive stock options and nonqualified stock options. Under the 2000 Plan, options may be granted from time to time for an aggregate of no more than 11,474,631 shares of common stock as determined by the board of directors. During 2007, the Company’s board of directors approved the 2007 Stock Incentive Plan (the “2007 Plan”), which provides for grants of incentive stock options and unqualified stock options. Under the 2007 Plan, options may be granted from time to time for an aggregate of no more than 3,000,000 shares of common stock as determined by the board of directors.

The vesting period and exercise dates are determined on an individual case basis by the board of directors, but generally vest 25% at the end of the first year and monthly thereafter over the total four-year period. Exercise of an option may be conditioned upon performance criteria or other reasonable conditions such as term of employment. The options are exercisable up to 10 years from the date of grant.

Stock-based compensation has been recorded in the condensed statement of operations (unaudited) for the nine months ended September 30, 2009 and 2008, as follows:

	2009	2008
Cost of revenues	$102,531	$26,672
Research and development costs	207,010	115,329
Selling, general, and administrative	272,189	184,716

Stock-based compensation before taxes	581,730	326,717
Related income tax benefit	—	—

Stock-based compensation — net of estimated taxes	$581,730	$326,717

At September 30, 2009, there were 1,634,512 additional shares available for grant under the Plan.

Under the provisions of FASB ASC 718, the weighted-average fair value of each option grant for the nine months ended September 30, 2009 and 2008, has been estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2009	2008
Interest rate (risk free)	1.40%	2.42%
Volatility	62.0	50.0
Expected dividends	0.0	0.0
Expected life of option	6.2 years	6.2 years

Using these assumptions, the weighted-average fair value of each stock option granted was $0.60 and $0.54 per share for the nine months ended September 30, 2009 and 2008, respectively. Expected volatilities were based on a volatility factor computed based upon an external peer group analysis of publicly traded companies based in the United States within a predetermined market capitalization range (“public comparables”). The analysis provided historical and implied volatilities of the public comparables and developed an estimate of expected volatility for the Company. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a term equal to the expected term of the option assumed at the date of grant. The Company has not historically paid dividends, thus no dividends are expected. The Company determined the 2009 and 2008 expected term assumptions under the “Simplified Method” as defined in ASC 718, as it lacks historical data and is unable to make reasonable expectations regarding future exercise patterns.

The total intrinsic value of the options exercised and the total calculated value of the options vested for the nine months ended September 30, 2009 and 2008, are as follows:

	2009	2008
Intrinsic value of options exercised	$38,526	$93,831

Total calculated value of options vested	$1,005,911	$630,684

Options outstanding that were issued after January 1, 2006, that are expected to vest are net of estimated future option forfeitures in accordance with the provisions of ASC 718. As of September 30, 2009, there was approximately $1.7 million of unrecognized compensation cost related to stock options granted after January 1, 2006. The unrecognized compensation cost is expected to be recognized over the relevant vesting period.

Summary stock option activity during the periods indicated is as follows:

	Number of Options	Weighted- Average Exercise Price	Remaining Contractual Term (In Years)
Outstanding — January 1, 2008	10,176,108	$0.37

Granted	2,509,000	1.34
Exercised	(98,140)	0.43
Canceled	(128,000)	0.20

Outstanding — September 30, 2008	12,458,968	$0.57

Outstanding — January 1, 2009	12,508,843	0.58

Granted	1,260,253	1.39
Exercised	(32,628)	0.21
Canceled	(910,333)	1.16

Outstanding — September 30, 2009	12,826,135	$0.62	6.19

Vested and expected to vest — September 30, 2009	10,772,335	$0.60	6.00

Exercisable — September 30, 2009	6,921,874	$0.33	4.46

A summary of stock option information as of September 30, 2009, is as follows:

	Options Outstanding		Options Exercisable
Range of Exercise Prices	Number of Options	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price
$ 0.00 – 0.50	7,098,210	$0.19	5,012,160	$0.17
0.51 – 1.00	1,774,425	0.69	1,685,467	0.61
1.01 – 3.00	3,953,500	1.35	224,247	1.27

	12,826,135		6,921,874

9.	STOCKHOLDERS’ EQUITY

Authorized Shares — As of September 30, 2009 and December 31, 2008, the Company’s Amended and Restated Articles of Incorporation (“Articles”) authorize the issuance of shares designated as common stock and preferred stock, each having a par value of $0.0001 per share. As of September 30, 2009 and December 31, 2008, the shares of common stock and preferred stock authorized were 100,000,000 and 31,177,994, respectively.

Of the 31,177,994 preferred shares authorized, 10,039,783 are designated as Series A redeemable convertible preferred stock and 21,138,211 are designated as Series B redeemable convertible preferred stock.

Redeemable Convertible Preferred Stock — On November 20, 2000, the Company issued 1,314,666 shares of Series A preferred stock. In January 2001 and April 2001, the Company issued 8,019,456 and 350,701 shares of Series A preferred stock, respectively. On May 28, 2002, the Company issued 21,138,211 shares of Series B preferred stock for $12,979,134.

Significant rights, preferences, and privileges of the Series A and Series B preferred stock as of September 30, 2009 and December 31, 2008, are listed below.

Conversion Rights — Each share of the preferred stock outstanding is convertible, at the option of the holder, into common stock at a conversion rate determined by dividing (i) $1.5213 in the case of Series A preferred stock and (ii) $0.615 in the case of Series B preferred stock by the conversion price (as defined in the Company’s Articles) applicable to such share in effect on the date that the certificate is surrendered for conversion. The initial conversion price for the Series A preferred stock is $1.189 and $0.615 for the Series B preferred stock. Such initial conversion price is subject to adjustment for certain dilutive issuances, splits, and combinations (as defined in the Company’s Articles).

Such conversion will occur automatically upon the earlier of (i) at the option of a holder, immediately prior to the closing of a registered public offering of the Company’s common stock that yields aggregate proceeds to the Company of at least $25,000,000 at a per share price of at least $3.50 or (ii) the date specified by written consent of the holders of a majority of the then outstanding shares of Series A preferred stock and Series B preferred stock, voting together as a class.

Dividend Rights — No dividends shall be declared or paid to any holders of shares of the common stock of the Company unless and until a dividend of (i) $0.121704 per share of preferred stock per year has first been declared and paid to the holders of the shares of Series A preferred stock and (ii) $0.0492 per share of preferred stock per year has first been declared and paid to the holders of the shares of Series B preferred stock, payable quarterly when as and if declared by the board of directors. Such dividends are not cumulative.

Liquidation Preference — (1) In the event of a liquidation, dissolution, or winding-up of the Company, the holders of Series A and Series B preferred stock are entitled to receive proportionally a liquidation preference of up to (A) $1.5213 per share for each share of Series A preferred stock then held by them and (B) $0.615 per share for each of Series B preferred stock then held by them, plus declared but unpaid dividends based on the amount of the available assets. Any remaining assets are to be distributed (i) first, among the holders of the Series A and Series B preferred stock and the common stock pro-rata based on the number of shares of common stock held by each (assuming conversion) until the holders of (a) the Series B preferred stock receive up to an aggregate of $1.845 per share of Series B preferred stock (including amounts paid under (1)); (b) next, if assets remain in the Company, the holders of Series A preferred stock receive up to an aggregate of $4.5639 per share of Series A preferred stock (including amounts paid under (1)); (ii) next, if assets remain in the Company, the holders of the common stock will receive up to an aggregate of $4.5639 per share (including amounts paid under (a) and (b)); and (iii) thereafter, any remaining assets are to be distributed among the holders of the Series A and Series B preferred stock and the common stock pro rata on an as if converted basis.

Deemed Liquidation — A liquidation, dissolution, or winding-up of the Company shall be deemed to occur if the Company shall sell, convey, or otherwise dispose of all or substantially all of its property or business or merge with or into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) in which the stockholders of the Company own less than 50% of the voting power of the surviving corporation following the transaction. As a result, the Company does not control whether the redeemable convertible preferred stock may be redeemed in connection with such deemed liquidation and has, therefore, classified such preferred stock outside of permanent equity on the accompanying condensed balance sheets.

Voting Rights — Holders of preferred stock are generally entitled to vote together with holders of common stock on matters presented for stockholder action as if such shares were converted to common stock.

Redemption Rights — During the one-year period beginning on May 20, 2005, had the Company received a written request from the holders owning at least a majority of the then outstanding shares of Series A and Series B preferred stock that at least a majority of the outstanding shares of such series held by them be redeemed, then the Company would have been requested to redeem the number of shares specified in the redemption election. The redemption price would have been the greater of the then fair market value of common stock as if converted or (i) $1.5213 per share of Series A preferred stock and (ii) $0.615 per share of Series B preferred stock (as adjusted for any stock dividends, combinations, or splits), plus interest at a rate of 8.0% per year, compounded semiannually. The Company accreted interest on the preferred stock over the period that began on the issuance date and ended on May 19, 2006, the expiration of the redemption option. The one-year period ending May 19, 2006, expired without the stockholders making the election to redeem their shares of preferred stock. Thus, the Series A and Series B preferred stock is no longer redeemable at the stockholders’ request.

Warrants — In 2001, the Company entered into an equipment loan with Venture Lending & Leasing III Inc. and 354,960 warrants for the Company’s series A preferred stock were issued as part of the consideration for the equipment loan. The exercise price for the warrants was $1.5213. The warrants were exercised on September 14, 2008.

10.	RETIREMENT BENEFIT PLAN

Under the Company’s 401(k) profit-sharing plan, employees may elect to have a portion of their compensation deferred and contributed to their 401(k) accounts. Employee contributions vest immediately. The Company may make discretionary matching contributions to the plan that are allocated to the plan participants based on each participant’s proportional deferral of the total employee deferrals in a plan year. An additional annual contribution may be made at the discretion of the Company’s board of directors. No employer contributions were made to the plan during the nine months ended September 30, 2009 and 2008.

11.	COMMITMENTS AND CONTINGENCIES

Warranty Obligation — The Company recorded a warranty obligation related to defects discovered within the 40 gigabit per second serializer and deserializer devices used for optical communication applications as a result of an issue within the manufacturing process. This defect is evident when the devices were used over an extended period of time. The Company has changed the manufacturing process associated with this integrated circuit and performed testing which indicated no further defect. Management determined that it is both probable that a loss exists and that the amount of loss can be reasonably estimated. Management estimates that the exposure related to the replacement and potential settlement with certain customers is $2,625,000 and $4,964,284 as of September 30, 2009 and December 31, 2008, respectively. Management expects settlement to be in the form of replacement product as well as compensation for damages paid in cash, and reductions of previously negotiated prices. Based on the current status of the Company’s settlement negotiations with its impacted customers, management believes that a material loss in excess of amounts provided is not reasonably possible.

Capital Leases — During fiscal year 2006, the Company leased equipment under various capital lease obligations which expired in 2009.

Operating Leases — The Company leases certain equipment and office facilities under operating leases. Total rent expense was approximately $1,045,993 and $1,201,538 for the periods ended September 30, 2009 and 2008, respectively.

Future noncancelable minimum commitments under operating leases as of September 30, 2009, are as follows:

Years Ending September 30,
2009	$211,087
2010	522,757
2011	383,214
2012	401,466
2013	419,712
Thereafter	214,216

$2,152,452

In March 2009, the Company signed a five-year lease for a 15,207 square feet building for additional manufacturing, development, and administration facilities. The total lease payments over five years will be $1,902,396.

Governmental Services — As the Company provides services to various government agencies, it is subject to retrospective audits, which may result in adjustments to previously recorded revenues, and the Company may be subject to investigation by governmental entities. Failure to comply with the terms of any governmental contract could result in civil and criminal fines and penalties, as well as suspension from future government contracts. The Company is not aware of any adjustments, fines, or penalties that could have a material adverse affect on its condensed financial position, results of operations, or liquidity.

Software License — During 2008, the Company entered into a $1,600,000 licensing contract with a software vendor for the use of software. The contract requires eight installments beginning April 2008 through January 2010. $600,000 was paid in 2008. Required payments under this contract are $800,000 in 2009 and $200,000 in 2010. In 2008, the Company entered into another $200,000 licensing contract with this software vendor. The contract requires eight installments beginning October 2008 through July 2010. $25,000 was paid in 2008. Future payments under this contract are $100,000 in 2009 and $75,000 in 2010.

Subsequent Events — On December 9, 2009, Semtech Corporation (NASDAQ:SMTC) completed the acquisition of the Company.

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